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                                                                    EXHIBIT 10.1

                                 LOAN AGREEMENT

     THIS LOAN AGREEMENT (the "Agreement") is entered into as of this 21st day of July, 2006, by and between HEALTHSTREAM, INC., a Tennessee corporation ("Borrower"), and SUNTRUST BANK, a Georgia banking corporation ("Lender").

                                   WITNESSETH:

     WHEREAS, Borrower has requested that Lender extend it a revolving credit facility described in more detail herein; and

     WHEREAS, Lender has agreed to extend such credit to Borrower conditioned upon Borrower entering into this Agreement.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE 1

                                  LOAN FACILITY

     1.1 Loan Facility. Subject to the Conditions Precedent and the other terms and conditions contained in this Agreement and the other Loan Documents, and in reliance upon the representations, warranties and covenants in this Agreement and the other Loan Documents, Lender agrees to make Advances to Borrower on a revolving credit basis up to $7,000,000.00 from time to time until the Revolving Note Maturity Date, as evidenced by and pursuant to the Revolving Note.

     1.2 Payment Terms. Payment terms for the Revolving Loan shall be as set forth in the Revolving Note. All amounts owed by Borrower to Lender relating to the Revolving Loan and pursuant to this Agreement, the Revolving Note, or any other Loan Document shall be due and payable in full on the Revolving Note Maturity Date.

     1.3 Interest. Interest shall accrue on all amounts advanced under the Revolving Note at the rate set forth in the Revolving Note, except that interest shall accrue at the Default Rate following the occurrence of an Event of Default (regardless of whether notice thereof has been given to Borrower).

     1.4 Borrowing Procedures for the Revolving Loan. Except to the extent that the funding of Advances is accomplished through an automated cash management system administered by Lender, Borrower shall request Advances under the Revolving Loan pursuant to an operating account maintained with Lender. The following persons are authorized to request Advances: Robert A. Frist, Jr. (Chairman and CEO), Arthur Newman (Executive Vice President), or Susan A. Brownie (Senior Vice President and CFO). Subject to the conditions contained herein, any advance requested by 12:00 noon (Nashville, Tennessee time) shall be made by Lender on the day of the request. Lender, upon approving the Advance, shall make the

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Advance by depositing the funds being advanced into Borrower's operating account with Lender. Each request by Borrower for an Advance shall constitute a representation and warranty by Borrower, as of the date of the request and as of the date of the Advance, that Borrower has complied with the Conditions
Precedent set forth in Section 4.2 hereof.

     1.5 Use of Proceeds. Proceeds of the Revolving Loan shall be used to provide funds for general working capital needs, Permitted Acquisitions, and for stock repurchase and/or redemption transactions that the Borrower may authorize.

     1.6 Payments to Lender's Office; Right of Offset. Each payment under the Revolving Note shall be made to Lender at Lender's Office for the account of Lender in Dollars on the date such payment is due. Lender may, but shall not be obligated to, debit the amount of any such payment that is not made by such time to any ordinary deposit account of Borrower with Lender. Lender shall promptly notify Borrower of any such setoff, but its failure to give such notice shall not affect the validity thereof.

     1.7 Usury. The parties to this Agreement intend to conform strictly to applicable usury laws as presently in effect. Accordingly, if the transactions contemplated hereby would be usurious under applicable law (including the laws of the United States of America and the State of Tennessee), then, in that event, notwithstanding anything to the contrary in any Loan Document, Borrower and Lender agree as follows: (a) the aggregate of all consideration that constitutes interest under applicable law which is contracted for, charged, or received under any of the Loan Documents or otherwise in connection with the Obligations, shall under no circumstance exceed the amount collectible at the maximum lawful rate of interest permitted by applicable law, and any excess shall be credited on the Obligations by the holder thereof (or, if the Obligations shall have been paid in full, refunded to Borrower); and (b) if the maturity of the Obligations is accelerated by reason of an election of the holder resulting from any Event of Default or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the maximum amount of interest permitted by applicable law, and excess interest, if any, for which this Agreement provides, or otherwise, shall be canceled automatically as of the date of such acceleration or prepayment and, if previously paid, shall be credited on the Obligations (or, if the Obligations shall have been paid in full, refunded to Borrower).

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

     To induce Lender to enter this Agreement and extend credit under this Agreement, Borrower covenants, represents, and warrants to Lender that as of the date hereof and as of the date of each Advance:

     2.1 Existence and Qualification. Borrower is a corporation, legally existing, and in good standing under the laws of the State of Tennessee. Borrower is duly qualified as a corporation in all jurisdictions in which a failure to be so qualified would have a Material Adverse Effect.

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     2.2 Power and Authorization. Borrower is duly authorized and empowered to execute, deliver, and perform under all Loan Documents, in accordance with its charter and by-laws.

     2.3 Binding Obligations. This Agreement is and the other Loan Documents are legal, valid and binding upon and against Borrower and its Properties, enforceable in accordance with their respective terms, subject to no defense, counterclaim, or set-off subject to the effect of bankruptcy, insolvency, reorganization, moratorium, receivership or other similar laws affecting creditors' rights generally and to the application of equitable principles.

     2.4 No Legal Bar or Resultant Lien. Borrower's execution, delivery and performance of the Loan Documents do not constitute a default under, and will not violate any provisions of (to the extent that such default or violation would have a Material Adverse Effect), the charter and by-laws of Borrower or any contract, agreement, law, regulation, order, injunction, judgment, decree, or writ to which Borrower is subject, nor result in the creation or imposition of any lien upon any Properties of Borrower other than those contemplated by the Loan Documents.

     2.5 No Consent. Borrower's execution, delivery, and performance of the Loan Documents do not require the consent or approval of any other Person, if the failure to obtain the same would have a Material Adverse Effect.

     2.6 Financial Condition. The consolidated financial statements of Borrower for the fiscal year ended December 31, 2005, which have been delivered to Lender, have been prepared in accordance with GAAP, consistently applied, and such financial statements present fairly the financial condition of Borrower as of the date or dates and for the period or periods stated therein, subject to finalizing adjustments determined not to be material. No Material Adverse Change has occurred since the date of such financial statements.

     2.7 Investments, Advances, and Guaranties. Neither Borrower nor any of its Subsidiaries have made investments in, advances to, or guaranties of the obligations of any Person, or committed or agreed to undertake any of these actions or obligations, except as referred to or reflected in the financial statements delivered to Lender as set forth in Section 2.6 hereof.

     2.8 Liabilities; Litigation; Labor Disputes; Etc. The Borrower and its Subsidiaries have no material liabilities (individually or in the aggregate) direct or contingent, except as referred to or reflected in the financial statements or the footnotes thereto delivered to Lender as set forth in Section
2.6 hereof. There is no litigation, bankruptcy or insolvency proceeding, injunction, order, claim, legal or administrative proceeding, investigation, or other action of any nature pending or, to the knowledge of Borrower, threatened against or affecting Borrower and its Subsidiaries that involves the possibility of any judgment or liability not fully covered by insurance (subject to customary deductibles), and that may have a Material Adverse Effect. Borrower and its Subsidiaries have not recently experienced and is not now experiencing any strike, labor dispute, slowdown, or work stoppage due to labor disagreements that would have a Material Adverse Effect, and no such strike, dispute, slowdown, or work stoppage is threatened against Borrower and its Subsidiaries.

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     2.9 Taxes; Governmental Charges. Except as set forth on Schedule 2.9 attached hereto, Borrower and each of its Subsidiaries have filed or caused to be filed all tax returns and reports required to be filed. Except for taxes, assessments, fees, and other governmental charges that are currently being contested in good faith, for which appropriate amounts, including penalties and interest have been accrued and reserved and reflected on the appropriate financial statements, Borrower has paid all due and payable taxes, assessments, fees, and other governmental charges levied upon it or upon any of their respective Properties or income including interest and penalties. Borrower and each of its Subsidiaries have made all required withholding deposits.

     2.10 Title, Etc. Borrower and each of its Subsidiaries have good title to their respective Properties, free and clear of all liens except for Permitted Liens.

     2.11 Intellectual Property. Except to the extent that a failure to do so will not have a Material Adverse Effect, Borrower and its Subsidiaries possess or have the right to use all trademarks, service marks, copyrights, trade names, patents, licenses, and other intellectual property, and rights therein, as are necessary for the conduct of its business as now conducted and presently proposed to be conducted, without conflict with the rights or claimed rights of others.

     2.12 No Default. Except to the extent that the same will not have a Material Adverse Effect, neither Borrower nor any of its Subsidiaries is in default, in any respect that affects their respective business, Properties, operations, or condition, financial or otherwise, under any indenture, mortgage, deed of trust, credit agreement, note, agreement, or other instrument to which Borrower and/or its Subsidiaries are a party or by which any of them or their respective Properties are bound. Borrower is not in violation of its charter or by-laws.

     2.13 Casualties; Taking of Properties, Etc. Neither the business nor the Properties of Borrower or its Subsidiaries have been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property, cancellation of contracts, permits, concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces or acts of God or of any public enemy in such a way as to have a Material Adverse Effect.

     2.14 Compliance with Laws, Etc. Except to the extent the same will not have a Material Adverse Effect, neither Borrower nor any of its Subsidiaries is in violation of any law, judgment, decree, order, ordinance, or governmental rule or regulation to which Borrower any of its Subsidiaries, or any of their respective Properties is subject, including without limitation any Environmental Law. Neither Borrower nor any of its Subsidiaries, has not failed to obtain any license, permit, franchise, or other governmental authorization necessary to the ownership of any of its Properties, the conduct of its business, or in connection with the Loan.

     2.15 ERISA. Borrower is in compliance in all material respects with the applicable provisions of ERISA. Borrower has not incurred any material "accumulated funding deficiency" within the meaning of ERISA, and has not incurred any material liability to PBGC in connection with any Plan.

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     2.16 Subsidiaries. Borrower has three Subsidiaries: (a) HealthStream
Acquisition I, Inc., a Tennessee corporation (b) HealthStream Acquisition II, Inc., a Tennessee corporation, and (c) Data Management & Research, Inc., a Tennessee corporation.

                                  ARTICLE III

                              CONDITIONS PRECEDENT

     3.1 Initial Conditions. Lender's obligation to make enter into this Loan Agreement is subject to the Conditions Precedent that Lender shall have received (or agreed in writing to waive or defer receipt of) all of the following, each duly executed, dated and delivered as of the Closing Date, in form and substance satisfactory to Lender and its counsel:

          (a) Note and Loan Documents. The Revolving Note, payable to the order of Lender, and all other Loan Documents, all duly executed by Borrower, the Guarantors, and/or other parties, as applicable;

          (b) Resolutions. Certified copies of resolutions of the board of directors of Borrower and of each Guarantor authorizing the execution, delivery, and performance, respectively, of this Agreement and all Loan Documents;

          (c) Certificate of Existence. A certificate of existence regarding Borrower and each Guarantor certified by the Secretary of State of Tennessee, containing no facts objectionable to Lender;

          (d) Organizational Documents. Copies of the charter and by-laws, of the Borrower and each of the Guarantors, as applicable, certified by the secretary of Borrower;

          (e) Evidence of Insurance. Evidence that Borrower and each Guarantor has obtained policies of insurance as required by this Loan Agreement;

          (f) Financial Statements. Receipt by Lender of Borrower's consolidated audited year-end 2005 financial statements, together with current company-prepared interim financial statements, all in a format acceptable to Lender; and

          (g) Other. Such other documents as Lender may reasonably request.

     3.2 All Borrowings. After the Closing Date, Lender's obligation to make Advances under the Revolving Loan is subject to the following additional Conditions Precedent, which must be satisfied each time an Advance is requested and an Advance is made:

          (a) Representations. The representations of Borrower contained in
     Article 2 are true and correct as of the date of the requested Advance, except as to (i) representations and warranties expressly made as of a specified date, which shall remain true and correct as of such specified date, and (ii) changes occurring after the Closing Date caused by transactions permitted under the Loan Agreement; and

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          (b) No Default. No Event of Default has occurred and continues to exist.

                                   ARTICLE IV

                              AFFIRMATIVE COVENANTS

     Borrower covenants that, during the term of this Agreement (including any extensions hereof) and until all Indebtedness shall have been finally paid in full and all Obligations shall have been fully discharged, unless Lender shall otherwise first consent in writing, Borrower shall:

     4.1 Financial Statements and Reports. Promptly furnish to Lender:

          (a) Annual Reports. As soon as available, and in any event within one hundred fifty (150) days after the close of each fiscal year of Borrower, the unqualified consolidated audited financial statements of Borrower prepared by an independent third party accounting firm reasonably acceptable to Lender, setting forth the consolidated balance sheet of Borrower and the related consolidated statements of income, stockholders' equity and cash flows as at the end of such year, all prepared in accordance with GAAP, along with copies of any Form 10-K submitted by Borrower to the SEC, which SEC filings shall be deemed provided to Lender upon Borrower's submission of the same to the SEC;

          (b) Quarterly Reports. As soon as available and in any event within sixty (60) days of the last day of each fiscal quarter of Borrower, company prepared consolidated financial statements of Borrower, setting forth the consolidated balance sheet of Borrower and the related consolidated statements of income, stockholders' equity and cash flows as at the end of such month, prepared in accordance with GAAP and certified by Borrower's chief financial officer as being true and accurate, along with copies of any Form 10-Q submitted by Borrower to the SEC, which SEC filings shall be deemed provided to Lender upon Borrower's submission of the same to the SEC;

          (c) Compliance Certificate. Simultaneously with the financial statements described in subparts (a) and (b) above, to the extent there are Advances under the Revolving Note outstanding at such time, a compliance certificate executed by Borrower's Chief Financial Officer setting forth in reasonable detail calculations showing compliance (or lack thereof) with the provisions of Section 5.8 herein; and

          (d) Other Information. Promptly upon its becoming available, such other material information about Borrower or the Indebtedness as Lender may reasonably request from time to time.

     4.2 Taxes and Other Liens. Pay and discharge, prior to delinquency, all taxes, assessments, and governmental charges or levies imposed upon it , any of its Subsidiaries or any of their respective income or Property as well as all claims of any kind (including claims for labor, materials, supplies, and rent) which, if unpaid, might become a Lien upon any or all of their respective Property; provided, however, neither Borrower nor any Subsidiary of Borrower shall be required to pay any such tax, assessment, charge, levy, or claim if the amount,

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applicability, or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted, no Lien attaches to any of Property of Borrower or any of its Subsidiaries, and Borrower or such Subsidiary, as applicable has established reserves therefore adequate under GAAP.

     4.3 Maintenance.

          (a) Except for transactions in which an inactive Subsidiary of Borrower is dissolved and transactions in which the Borrower merges into or consolidates with any Subsidiary of Borrower and the Borrower is the surviving entity or two or more Subsidiaries merge into each other and one such Subsidiary is the surviving entity, maintain for itself and each Subsidiary the valid corporate existence, name, rights, and franchise of each;

          (b) Maintain all Property of Borrower and its Subsidiaries (and any Property leased by or consigned to Borrower or any of its Subsidiaries or held under title retention or conditional sales contracts) necessary for the operation of Borrower's business in good and workable condition at all times (ordinary wear and tear and damage from casualty excepted) and make all repairs, replacements, additions, and improvements to their respective Property reasonably necessary and proper to ensure that the business carried on in connection with their respective Property may be conducted properly and efficiently at all times; and

          (c) Maintain such insurance coverage insuring such risks with such insurers for such amounts and pursuant to policies with such terms and conditions as reasonably required by Lender.

          Borrower shall, upon request by Lender given no more frequently than annually, furnish to Lender reports on each existing insurance policy showing such information as Lender may reasonably request for itself and each of its Subsidiaries, including, without limitation, the following:

               (i) the name of the insurer;

               (ii) the risks insured;

               (iii) the amount of the policy;

               (iv) the properties insured;

               (v) the then current property values on the basis of which insurance has been obtained, and the manner of determining those values; and

               (vi) the expiration date of the policy.

     4.4 Further Assurances. Promptly cure any defects in the creation, issuance, and delivery of the Loan Documents. Borrower at its expense promptly will execute and deliver to Lender upon request all other and further documents, agreements, and instruments reasonably

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required in order to comply with or accomplish the covenants and agreements of
Borrower in the Loan Documents, or to correct any omissions in the Loan Documents, or to state more fully the Obligations and agreements set out in any of the Loan Documents.

     4.5 Accounts and Records. Keep books of record and account, in which full, true, and correct entries will be made of all dealings or transactions in accordance with GAAP, except only for changes in accounting principles or practices with which Borrower's certified public accountants concur and which changes have been reported to Lender in writing and with an explanation thereof.

     4.6 Notice of Certain Events. Promptly give to Lender, if Borrower learns of the occurrence of any of the following events, notice of (a) any event that constitutes an Event of Default, together with a detailed statement by a responsible officer of Borrower of the steps being taken as a result thereof; or
(b) the receipt of any written notice from, or the taking of any other action by, the holder of any promissory note, debenture, or other evidence of Debt of Borrower or of any security (as defined under the Securities Act of 1933, as amended) of Borrower with respect to a claimed default, wherein the amount at issue exceeds $250,000 together with a detailed statement by a responsible officer of Borrower specifying the notice given or other action taken by such holder and the nature of the claimed default and what action Borrower is taking or proposes to take with respect thereto; provided that if the amount at issue is less than $1,000,000 and the Borrower is contesting the same by appropriate means and in good faith, then Borrower's detailed statement needs only to reference that fact; or (c) any legal, judicial, or regulatory proceedings affecting Borrower or any Subsidiary of Borrower in which the amount involved is material and is not covered by insurance (subject to customary deductibles) and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect; or (d) any dispute between Borrower and/or any Subsidiary of Borrower and any governmental or regulatory authority or any other person, entity, or agency which, if adversely determined, might interfere with the normal business operations of Borrower; or (e) any Material Adverse Changes, either individually or in the aggregate, in the assets, liabilities, financial condition, business, operations, affairs, or circumstances of Borrower from those reflected in the financial statements of Borrower and any Subsidiary of Borrower delivered to Lender pursuant to this Agreement or from the facts warranted or represented in any Loan Document.

     4.7 Compliance with Laws. Observe and comply (to the extent necessary so that any failure will not have a Material Adverse Effect) with all applicable laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, certificates, franchises, permits, licenses, authorizations, and requirements of all federal, state, county, municipal, and other governments, including without limitation all Environmental Laws.

     4.8 ERISA Information and Compliance. Except to the extent that a failure to do so will not have a Material Adverse Effect, comply with ERISA and all other applicable laws governing any pension or profit sharing plan or arrangement to which Borrower is a party or is otherwise subject. Borrower shall provide Lender with notice of any "reportable event" or "prohibited transaction" or the imposition of a "withdrawal liability" within the meaning of ERISA.

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     4.9 Depository Accounts. As consideration for the interest rate charged under the Note and to further secure repayment of the Note, Borrower shall maintain its primary depository and treasury management accounts with Lender.

     4.10 Unused Fee. In order to reimburse Lender for the expense of maintaining and setting aside reserves to fund the Revolving Note, the Borrower shall pay to Lender on the 15th day of each September, December, March and June during the term of the Revolving Note and on the Revolving Note Maturity Date a fee equal to 10 basis points per annum of the average daily unused portion of the Revolving Note.

                                   ARTICLE V

                               NEGATIVE COVENANTS

     Borrower covenants and agrees that, during the term of this Agreement and until all Indebtedness shall have been finally paid in full and all Obligations shall have been fully discharged, unless Lender shall otherwise first consent in writing, Borrower will not, either directly or indirectly:

     5.1 Nature of Business. Suffer or permit any material change to be made in the character of its business as carried on at the Closing Date.

     5.2 Acquisitions; Mergers; Disposition of Assets; Etc. Make, receive, or obtain any acquisitions or merge or consolidate with or into, or sell, assign, lease, or otherwise dispose of any of its assets (except for obsolete and/or damaged assets no longer necessary in Borrower's business) other than (i) sale of assets in the ordinary course of Borrower's present business upon terms standard in Borrower's industry, (ii) Permitted Acquisitions, (iii) Permited Dispositions, (iv) the sale for fair market value to non-affiliated third parties of other assets not in excess of $500,000 in any fiscal year, (v) sales or transfers of assets by and between the Borrower and its Subsidiaries, and
(vi) transactions permitted by Section 4.3(a).

     5.3 Proceeds of Loan. Permit the proceeds of the Indebtedness to be used for any purpose other than those permitted under this Agreement.

     5.4 Sale or Discount of Receivables. Except to minimize losses on bona fide debts previously contracted, discount or sell with recourse, or sell for less than the greater of the face or market value thereof, any of its notes receivable or Accounts.

     5.5 Creation of Subsidiaries, Etc. Except for Permitted Acquisitions, create, purchase, or otherwise acquire any other Subsidiary; provided that the Borrower may acquire or create other Subsidiaries so long as no provision of this Agreement is violated or would be violated by the acquisition of such Subsidiary and so long as the acquired Subsidiary guarantees the repayment of the Obligations hereunder pursuant to Guaranty agreements substantially in the form executed by the Guarantors.

     5.6 Change of Control. [Omitted by Agreement]

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     5.7 Additional Debt. Incur, create, assume, or in any manner become or be liable with respect to any Debt other than Debt owed to Lender; provided that this provision shall not apply to Permitted Debt.

     5.8 Financial Covenants.

          (a) Debt to EBITDA. Permit the ratio of (i) the consolidated Funded Debt of Borrower and its Subsidiaries to (ii) EBITDA, as determined on a consolidated basis in accordance with GAAP, to be greater than 2.0 to 1.0, as measured on a rolling four quarter basis beginning September 30, 2006 and calculated as of the last day of each fiscal quarter thereafter.

          (b) Tangible Net Worth. Permit its Tangible Net Worth, as determined on a consolidated basis in accordance with GAAP, at any time to be less than $5,000,000.00.

     5.9 Negative Pledge. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired or, except for Permitted Liens.

                                   ARTICLE VI

                                EVENTS OF DEFAULT

     6.1 Events of Default. Any of the following events shall be considered an Event of Default (and shall be considered a Default pending the passage of time, giving of notice or other condition specified below):

          (a) Principal and Interest Payments. Borrower fails to pay any amount due hereunder, under the Revolving Note (including without limitation principal and interest payments) or any other Loan Document within ten (10) days of the applicable due date; or

          (b) Representations and Warranties. Any representation, warranty, statement (including financial statements), certification or data made or furnished by or on behalf of Borrower in connection with this Agreement or any other Loan Document is incorrect in any material respect as of the date as of which the facts therein set forth were stated or certified; or

          (c) Obligations. Except as provided in the remaining subparts of this
     Section 6.1, Borrower fails to perform any of the promises, covenants or obligations contained in or required by this Agreement or in any other Loan Document, and such failure to perform continues for thirty (30) days following written notice from Lender to Borrower detailing such failure to perform; provided that no such notice and cure period shall be required if a violation or breach occurs under Article V of this Agreement; or

          (d) Involuntary Bankruptcy or Receivership Proceedings. Any of the following events or conditions occurs with respect to Borrower or its Subsidiaries, and is not dismissed within sixty (60) days: (i) a receiver, custodian, liquidator, or trustee of

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     itself or of any of the respective Property owned by Borrower and its consolidated Subsidiaries is appointed by the order or decree of any court or agency or supervisory authority having jurisdiction; or (ii) any of their respective Property is sequestered by court order; or (iii) a petition is filed against the Borrower or any of its Subsidiaries under any state or federal bankruptcy, reorganization, debt arrangement, insolvency, readjustment of debt, dissolution, liquidation or receivership law of any jurisdiction, whether now or hereafter in effect; or

          (e) Voluntary Petitions. Borrower or any of its Subsidiaries files (or takes formal company action authorizing the filing of) a voluntary bankruptcy petition or other petition to seek relief under any provision of any bankruptcy, reorganization, debt arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction or consents to the filing of any such petition against it under any such law; or

          (f) Assignments for Benefit of Creditors, Etc. Borrower or any of its Subsidiaries makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee, or liquidator of itself or of all or any part of their respective Property; or

          (g) Cross-Default on Other Debt or Security. Subject to any applicable grace period or waiver prior to any due date, Borrower or any of its Subsidiaries fails to make any payment due on any of its respective Debts, or any event shall occur or any condition shall exist with respect to any of its respective Debts, the effect of which is to cause or to permit any trustee or any holder of such Debt to cause (whether or not such holder or trustee elects to cause) any or all of such Debt to become due prior to its stated maturity or its regularly scheduled dates of payment; or

          (h) Undischarged Judgments. Any court or other governmental authority renders a final, non-appealable judgment against Borrower or any of its Subsidiaries for the payment of money in excess of $250,000, the payment of which is not fully covered by valid collectible insurance or not paid or otherwise satisfied within thirty (30) days of the date said judgment is rendered; or

          (i) Default Under Loan Documents. A default shall occur under any other Loan Document.

     6.2 Remedies. Upon the occurrence of an Event of Default, Lender may declare the entire principal amount of all Indebtedness then outstanding, including interest accrued thereon, to be immediately due and payable without presentment, demand, protest, notice of protest, or dishonor or other notice of default of any kind, all of which Borrower hereby expressly waives, and, at Lender's sole discretion and option, all obligations of Lender under this Agreement shall immediately cease and terminate unless and until Lender shall reinstate such obligations in writing. Such acceleration and cessation of Lender's obligations shall occur automatically, without any declaration by Lender or any notice, upon the occurrence of an Event of Default under Section 6.1(d), (e) or (f). Upon the occurrence of any Event of Default, Lender may also exercise all rights afforded a creditor under applicable law, and/or bring an action to protect or enforce its rights under the Loan Documents or seek to collect the Indebtedness and/or enforce the Obligations by any lawful means. All remedies provided in this agreement or in any other loan documents shall be cumulative, in addition to all other remedies available to lender under the principles of law and equity or pursuant to any other body of law, statutory or otherwise, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

     6.3 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, Lender is authorized, at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender to or for the credit or the account of Borrower against any and all of the Obligations, irrespective of whether or not Lender shall have accelerated the Indebtedness or made any demand under this Agreement or the Note and although such Obligations may be unmatured.

                                  ARTICLE VII

                               GENERAL PROVISIONS

     7.1 Notices. All notices, requests, demands, directions and other communications (collectively "notices") required under this Agreement shall be in writing (including communication by facsimile transmission) and shall be sent by hand, by registered or certified mail return receipt requested, by overnight courier service maintaining records of receipt, or by facsimile transmission with confirmation in writing mailed first-class, in all cases with charges prepaid. Any such properly given notice shall be effective upon the earlier of receipt or (a) the date delivered by hand, or (b) the third Business Day after being mailed, or (c) the following Business Day if sent by overnight courier service, or (d) upon sender's receipt of transmission confirmation, if sent by facsimile. All notices shall be sent to the applicable party at its address (or facsimile number) set forth below or in accordance with the last written direction from such party to the other party hereto:

     Borrower:                  HealthStream, Inc,
                                209 10th Avenue South, Suite 450
                                Nashville, Tennessee 37203
                                Attention: Chief Financial Officer
                                Facsimile Number: (615) 301-3200

     With a copy to:            Bass, Berry & Sims PLC
                                315 Deaderick Street, Suite 2700
                                Nashville, Tennessee 37238
                                Attention: J. Page Davidson
                                Facsimile Number: (615) 742-2753

     Lender:                    SunTrust Bank
                                201 Fourth Avenue North
                                Nashville, TN 37219
                                Attention: David Castilaw
                                Facsimile Number: (615) 748-5161

     7.2 Invalidity. If any one or more of the provisions contained in any Loan Document for any reason shall be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of any Loan Document.

     7.3 Term of This Agreement. This Agreement shall be binding on Borrower as long as any portion of the Obligations remains outstanding or Lender has any obligations to make Advances hereunder, except that Borrower's indemnity agreements shall survive the payment in full of the Obligations and the termination of this Agreement.

     7.4 Successors and Assigns. Borrower shall not assign its rights or delegate its duties under this Agreement or any other Loan Document. All covenants and agreements made by or on behalf of Borrower in any Loan Document shall bind Borrower's successors and assigns and shall inure to the benefit of Lender and its successors and assigns.

     7.5 Participation. Lender shall have the right to enter into one or more participation or syndication agreements with one or more participating lenders approved by Lender on such terms and conditions as Lender shall deem advisable.

     7.6 Waivers. As provided in T.C.A. Section 47-50-112, no custom, conduct, action or course of dealing on the part of Lender, its officers, employees, consultants, or agents, nor any failure or delay by Lender with respect to exercising any right, power, or privilege of Lender under the Note, this Agreement, or any other Loan Document shall operate as a waiver thereof, except as otherwise provided in this Agreement. Lender may from time to time waive any requirement hereof, including any of the Conditions Precedent, but no waiver shall be effective unless in writing and signed by Lender. The execution by Lender of any waiver shall not obligate Lender to grant any further, similar, or other waivers.

     7.7 Amendments. This Agreement may not be modified or amended except in writing signed by Borrower and Lender.

     7.8 Governing Law. This Agreement, the Revolving Note, and the other Loan Documents constitute a contract made under, and shall be construed in accordance with and governed by, the laws of the State of Tennessee.

     7.9 No Fiduciary Relationship. Nothing contained herein or in any related document shall be deemed to create any partnership, joint venture or other fiduciary relationship between Lender and Borrower for any purpose.

     7.10 Nature of Commitment. Lender's obligation to make any Loans or Advances shall be deemed to be pursuant to a contract to make a loan or to extend debt financing or financial accommodations to or for the benefit of Borrower within the meaning of Sections 365(c)(2) and 365(e)(2)(B) of the United States Bankruptcy Code, 11 U.S.C. Section 101 et seq.

     7.11 Governance; Exhibits. The terms of this Agreement shall govern if determined to be in conflict with the terms or provisions in any other Loan Document. The exhibits attached to this Agreement are incorporated in this Agreement and shall be considered a part of this Agreement except that in the event of any conflict between an exhibit and this Agreement or another Loan Document, the provisions of this Agreement or the Loan Document, as the case may be, shall prevail over the exhibit.

     7.12 Time of Essence. Time is of the essence with regard to each and every provision of this Agreement.

     7.13 Costs, Expenses, and Taxes. Borrower agrees to pay on demand all out-of-pocket costs and expenses of Lender (including the reasonable fees and out-of-pocket expenses of Lender's attorneys, paralegals, accountants, auditors, and consultants) incurred by Lender in connection with the preparation, execution, delivery, administration, interpretation, amendment, waiver or enforcement of this Agreement or the other Loan Documents, or in the protection of Lender's rights under the Loan Documents (including any suit for declaratory judgment or interpretation of the provisions hereof and any bankruptcy, insolvency or condemnation proceedings involving Borrower, its Property, and/or any Collateral). In addition, Borrower agrees to pay, and to hold Lender harmless from all liability for, any stamp, recording, intangibles or other taxes (including taxes under Tennessee Code Annotated Section 67-4-409 due upon the recordation of financing statements) payable in connection with the execution or delivery of this Agreement, the Advances, the Collateral, or the issuance or delivery of the Note or any other Loan Documents, excluding, however, taxes based upon the income or assets of Lender. Upon Lender's request, Borrower shall promptly reimburse Lender for all amounts expended, advanced, or incurred by Lender in endeavoring to satisfy any obligation of Borrower under this Agreement or any other Loan Documents, or to perfect a Lien in favor of Lender, or to protect the Properties or business of Borrower or to collect the Obligations, or to enforce or protect the rights of Lender under this Agreement or any other Loan Document, including all court costs, attorney's and paralegal's fees, fees of auditors and accountants, and investigation expenses reasonably incurred by Lender in connection with any such matters, and all such amounts shall bear interest at the Default Rate until paid in full. All obligations under this Section shall be part of the Indebtedness and shall survive any termination of this Agreement.

     7.14 Counterparts. This Agreement may be executed in any number of counterparts or counterpart signature pages (by facsimile transmission or otherwise), each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

     7.15 Distribution of Information. Borrower hereby authorizes Lender, as Lender may elect in its sole discretion, to discuss with and furnish to any affiliate of Lender, to any government or self-regulatory agency with jurisdiction over Lender, or to any participant or prospective participant, all financial statements, audit reports and other information pertaining to Borrower whether such information was provided by Borrower or prepared or obtained by Lender or third parties. Neither Lender nor any of its employees, officers, directors or agents make any representation or warranty regarding any audit reports or other analyses of Borrower which Lender may elect to distribute, whether such information was provided by Borrower or prepared or obtained by Lender or third parties, nor shall Lender or any of its employees, officers, directors or agents be liable to any Person receiving a copy of such reports or analyses for any inaccuracy or omission contained in such reports or analyses or relating thereto.

     7.16 Jurisdiction; Venue; Service of Process. BORROWER HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF THE COURTS LOCATED IN DAVIDSON COUNTY, TENNESSEE, INCLUDING WITHOUT LIMITATION FEDERAL COURTS SITTING IN THE MIDDLE DISTRICT OF TENNESSEE AND THE CHANCERY COURT FOR DAVIDSON COUNTY, TENNESSEE, FOR ANY SUIT BROUGHT OR ACTION COMMENCED IN CONNECTION WITH THIS AGREEMENT, ANY OF THE INDEBTEDNESS OR OBLIGATIONS, ANY COLLATERAL, OR ANY RELATIONSHIP BETWEEN LENDER AND BORROWER, AND AGREES NOT TO CONTEST OR CHALLENGE VENUE IN ANY SUCH COURTS. Borrower irrevocably consents to the service of process of any such courts in any such action or proceeding by registered or certified mail, postage prepaid, return receipt requested, to Borrower at the address provided pursuant to Section 7.1 hereof, and agrees that such service shall become effective thirty (30) days after such mailing. However, nothing herein shall affect the right of Lender or Borrower to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Lender or Borrower in any other jurisdiction. This Section does not confer or expand any standing to Borrower to bring any cause of action.

     7.17 Jury Waiver. BORROWER AND LENDER HEREBY KNOWINGLY, WILLINGLY AND IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO DEMAND A JURY TRIAL IN ANY ACTION OR PROCEEDING INVOLVING THIS AGREEMENT, ANY OF THE INDEBTEDNESS OR OBLIGATIONS, ANY COLLATERAL, OR ANY RELATIONSHIP BETWEEN LENDER AND BORROWER. BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS SECTION MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     7.18 Waiver of Certain Damages. IN ANY ACTION TO ENFORCE THIS AGREEMENT, BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS UNDER THE LAWS OF ANY STATE TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL OR OTHER DAMAGES OTHER THAN ACTUAL DIRECT DAMAGES.

     7.19 Entire Agreement. This Agreement represents the entire agreement between the parties hereto except for such other agreements set forth in the Loan Documents, superseding any and all other agreements, promises or representations existing prior to or made simultaneously with this Agreement. Any oral statements regarding the subject matter of this Agreement are merged herein.

                                  ARTICLE VIII

                              DEFINITIONS AND USAGE

     8.1 DEFINED TERMS. In addition to other words and terms defined in the preamble hereof or elsewhere in this Agreement, the following terms shall have the following meanings herein, unless the context expressly requires otherwise:

     "ACCOUNTS" means all of Borrower's accounts, as that term is defined in the UCC.

     "ADVANCE" means any advance or other extension of credit previously made by Lender to Borrower or made pursuant to this Agreement. The terms "REVOLVING LOAN" and "ADVANCE" may be used interchangeably hereunder.

     "AFFILIATE" means a Person that directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with Borrower.

     "BUSINESS DAY" means any day other than a Saturday, Sunday or day on which commercial banks are authorized to close under the laws of the State of Tennessee.

     "CAPITAL LEASE OBLIGATIONS" of any Person means all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

     "CLOSING DATE" means July 21, 2006.

     "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

     "CONDITIONS PRECEDENT" means those matters or events that by the terms of the Loan Documents must be completed or must occur or exist before Lender would become obligated to fund any Advance, including, without limitation, those matters described in Article 3 hereof.

     "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, firm or corporation whether through the ownership of voting securities, by contract or otherwise. The terms "CONTROLLING", "CONTROLLED BY", "UNDER COMMON CONTROL WITH", and "CONTROLLING INTEREST IN" have meanings correlative thereto.

     "DEBT" means all of a Person's obligations, contingent or otherwise, that would be classified on its balance sheet as its liabilities in accordance with GAAP, including, in any event and without limitation, (a) liabilities secured by any mortgage, pledge or lien existing on Property owned by such Person, whether or not the liability secured thereby has assumed by such Person; (b) all indebtedness and other similar monetary obligations of such Person, including without limitation, all senior and subordinated indebtedness; (c) all guaranties, obligations in respect of letters of credit, endorsements (other than endorsements of negotiable instruments for purposes of collection in the ordinary course of business), obligations to purchase goods or services for the purpose of supplying funds for the purchase or payment of Debt of others and other contingent obligations in respect of, or to purchase, or otherwise acquire, or advance funds for the purchase of, Debt of others; (d) all obligations of such Person to indemnify another Person to the extent of the amount of indemnity, if any, that would be payable by such Person at the time of determination; (e) the principal portion of all obligations of such Person under capital leases (specifically excluding obligations under operating leases), and (f) all obligations of such Person to purchase or repurchase any accounts, instruments, chattel paper or general intangibles.

     "DEFAULT" means the occurrence of any of the events specified in Section
6.1 hereof, even though any requirement for notice or lapse of time or other condition precedent has not been satisfied.

     "DEFAULT RATE" means the maximum rate allowed by applicable law.

     "EBITDA" means, for any period, for the Borrower and its Subsidiaries, an amount equal to the sum of (a) Net Income for such period plus (b) to the extent deducted in determining Net Income for such period, (i) Interest Expense, (ii) income tax expense, (iii) depreciation and amortization and (iv) all other non-cash charges (including, but not limited to stock option compensation costs applicable under and calculated in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) [FAS 123 (revised)] as promulgated by the Financial Accounting Standards Board), (c) minus interest income, determined on a consolidated basis in accordance with GAAP (except for non-cash charges, which are not determined in accordance with GAAP) in each case for such period; provided, however, with respect to any Person that became a Subsidiary of, or was merged with or consolidated into, the Borrower during any such period, "EBITDA" shall also include the EBITDA of such Person during such period and prior to the date of such acquisition, merger, or consolidation and shall also include the pro forma EBITDA of the Person prepared by the Borrower after the date of acquisition; provided, however, that the pro forma EBITDA revenues of the Person shall not exceed the historical revenue of the Person to the date of acquisition.

     "ENVIRONMENTAL LAWS" shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any governmental authority, relating in any way to the environment, preservation or reclamation of natural resources, or the management, release or threatened release of any hazardous material.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

     "EVENT OF DEFAULT" means the occurrence of any of the events specified in
Section 6.1 hereof, provided that any requirement in Section 6.1 for notice or lapse of time or other condition precedent has been satisfied.

     "FUNDED DEBT" means any Debt evidenced by a promissory note or instrument.

     "GAAP" means generally accepted accounting principles consistently applied.

     "GUARANTY" means the Guaranty executed by each Guarantor.

     "GUARANTOR" means each of HealthStream Acquisition I, Inc., HealthStream Acquisition II, Inc., and Data Management & Research, Inc.

     "HEDGING AGREEMENTS" mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity agreements and other similar agreements or arrangements designed to protect against fluctuations in interest rates, currency values or commodity values.

     "INDEBTEDNESS" means any and all amounts and liabilities of any nature owing or to be owing by Borrower to Lender from time to time in respect of the Loan, whether now existing or hereafter incurred.

     "INTEREST EXPENSE" means, for the Borrower and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of
(i) total cash interest expense, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) under Hedging Agreements during such period (whether or not actually paid or received during such period).

     "LENDER'S OFFICE" means the office of Lender located at the address set forth in Section 7.1 hereof.

     "LIEN" means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute, or contract, and including, without limitation, the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale, sale of Accounts or general intangibles, trust receipt or a lease, consignment, or bailment for security purposes. The term "LIEN" includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting any Property. For the purposes of this Agreement, Borrower shall be deemed to be the owner of any Property that it has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

     "LOAN" means the Revolving Loan.

     "LOAN DOCUMENTS" means, collectively, all of the agreements, documents, papers and certificates executed, furnished or delivered in connection with this Agreement (whether before, at, or after the Closing Date) or at any time evidencing any of the Obligations, including, without limitation, this Agreement, the Revolving Note, the Guaranties, and all other documents, certificates, reports, and instruments that this Agreement requires or that were executed or delivered (or both) at Lender's request.

     "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE CHANGE" means, as applicable, a material adverse effect on, or material adverse change in, (a) the business, operations or financial condition of Borrower, and its Subsidiaries taken as a whole, (b) the ability of Borrower and any Subsidiary to perform its respective obligations under this Loan Agreement, the Revolving Note, or other Loan Documents, or (c) Lender's ability to enforce the rights and remedies granted under this Agreement or other Loan Documents, in all cases whether attributable to a single circumstance or event or an aggregation of circumstances or events.

     "NET INCOME" means, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses and (ii) any gains attributable to write-ups of assets.

     "OBLIGATIONS" means all of the Indebtedness and all of Borrower's undertakings in the Loan Documents including, but not limited to, all agreements, representations, warranties, and covenants.

     "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

     "PERMITTED ACQUISITIONS" means an acquisition by Borrower of the assets or capital stock of any Person provided, that, (i) Borrower delivers written notice to Lender fifteen (15) days prior to the completion of the intended acquisition, which notice shall provide general details about the acquisition, (ii) together with such written notice, Borrower provides Lender with pro forma calculations detailing the post-acquisition effect that the acquisition will have on the Borrower's consolidated financial statements and the Financial Covenants set forth in Section 5.8 of this Loan Agreement, (iii) the information provided by the Borrower and identified in subpart (i) and (ii) above confirms that the Borrower will be in compliance with the Financial Covenants set forth in Section
5.8 herein after giving effect to the acquisition, (iv) the information provided by the Borrower and identified in subparts (i) and (ii) above confirms that no Material Adverse Effect will occur as a result of the acquisition, and (v) in the event that the acquisition results in the acquisition of any new Subsidiary, such new Subsidiary executes a Guaranty Agreement in form and substance required by Lender substantially similar to the Guaranty executed by the Guarantors.

     "PERMITTED DEBT" means any of: (a) trade debt, (b) unsecured borrowings not to exceed $100,000 in the aggregate at any one time, and (c) purchase money loans and Capital Lease Obligations existing as of the Closing Date, and (d) additional purchase money loans and Capital Leases incurred in an aggregate amount up to $750,000 in any fiscal year.

     "PERMITTED DISPOSITIONS" means a disposition by Borrower of the assets or capital stock of any Person that does not arise to the standard of materiality for purposes of filing disclosures with the Securities and Exchange Commission provided, that, (i) Borrower delivers written notice to Lender fifteen (15) days prior to the completion of the intended disposition, which notice shall provide general details about the disposition, (ii) together with such written notice, Borrower provides Lender with pro forma calculations detailing the post-disposition effect that the disposition will have on the Borrower's consolidated financial statements and the Financial Covenants set forth in
Section 5.8 of this Loan Agreement, (iii) the information provided by the Borrower and identified in subparts (i) and (ii) above confirms that the Borrower will be in compliance with the Financial Covenants set forth in Section 5.8 herein after giving effect to the disposition, and (iv) the information provided by the Borrower and identified in subparts (i) and (ii) above confirms that no Material Adverse Effect will occur as a result of the disposition.

     "PERMITTED LIENS" means Liens securing purchase money loans and Liens securing Capital Lease Obligations, to the extent included in "Permitted Debt".

     "PERSON" means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, government, or any agency or political subdivision thereof, or any other form of entity.

     "PLAN" means any employee benefit or other plan established or maintained, or to which contributions have been made, by Borrower and covered by Title IV of ERISA or to which Section 412 of the Code applies.

     "PROPERTY" or "PROPERTIES" means any interest in any kind of property or asset, whether real, personal, or mixed, or tangible or intangible.

     "REVOLVING LOAN" means the $7,000,000.00 revolving loan facility described in Section 1.1 hereof. The terms "REVOLVING LOAN" and "ADVANCE" may be used interchangeably hereunder.

     "REVOLVING NOTE" means that certain $7,000,00.00 Revolving Credit Note executed in connection herewith, as such may be amended and/or restated from time to time.

     "REVOLVING NOTE MATURITY DATE" means the earlier of: (a) July 21, 2009, (b) the occurrence of any event described in Section 6.1(d) or Section 6.1(e) hereof; or (c) Lender's acceleration of the Indebtedness following the occurrence of an Event of Default.

     "SEC" means the Securities and Exchange Commission and any division thereof.

     "SUBSIDIARY" means, at the time as of which any determination is being made, any corporation, partnership, or other entity of which more than fifty percent (50%) of the issued and outstanding voting securities is owned or controlled, directly or indirectly, by Borrower.

     "TANGIBLE NET WORTH" means, as of any date, the total assets of the Borrower that would be reflected on the Borrower's balance sheet as of such date, excluding any items that would be classified as an intangible asset or goodwill, minus the total liabilities of the Borrower that would be reflected on the Borrower's balance sheet as of such date, all calculated in accordance with GAAP.

     "UCC" means the Uniform Commercial Code as adopted in the State of Tennessee.

     8.2 Computations; Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, such determination or calculation, to the extent applicable and except as otherwise specified in this

Agreement, shall be made in accordance with GAAP consistent with those in effect at the Closing Date.

     8.3 General Construction; Captions. All definitions and other terms used in this Agreement are equally applicable to the singular and plural forms thereof, and all references to any gender include all other genders. The captions in this Agreement are for convenience only, and in no way limit or amplify the provisions hereof.

     8.4 UCC Terms. Terms used in this Agreement that are defined in the UCC shall have the same meanings herein, except as otherwise expressly provided or amplified (but not limited) herein.

     8.5 References to Documents and Laws. All defined terms and references in this Agreement with respect to any agreements, notes, instruments, certificates or other documents shall be deemed to refer to such documents and to any amendments, modifications, renewals, extensions, replacements, restatements, substitutions and supplements of and to such documents. Unless otherwise provided, all references to statutes and related regulations shall include any amendments thereof and any successor statutes and regulations.

                         [SIGNATURES ON FOLLOWING PAGE]

     ENTERED INTO as of the date first written above.

                                BORROWER:

                                HEALTHSTREAM, INC.

                                By:  /s/ Susan A. Brownie
                                     -------------------------------------------
                                Title: Senior Vice President and Chief
                                       Financial Officer

                                LENDER:

                                SUNTRUST BANK

                                By:  /s/ David Castilaw
                                     -------------------------------------------
                                Title: Senior Vice President